UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 26, 2010

Clenergen Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-130286	20-2781289
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5379 Lyons Road, Suite 301
Coconut Creek, Florida	33073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-509-9830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We consummated the sale of 3 million shares of our common stock to Stew Investment Management Limited (“SIML”).  Such sale was made effective on October 26, 2010.  SIML is a corporation that is owned by a trust in which our chief executive officer, Tim J.E. Bowen, and members of his family are the beneficiaries.  The purchase price for the 3 million shares is ₤175,000.  SIML had irrevocably deposited the purchase price with us in June 2010.  It was originally contemplated the 3 million shares would be issued to upon our meeting milestones that were to be mutually agreed to by Mr. Bowen and us.  We never formally agreed with Mr. Bowen on specific milestones, but believe that, with Mr. Bowen’s assistance, as of October 26, 2010, we obtained the operational and financial status that would have been the goal contemplated by any milestones we would have agreed to with Mr. Bowen.   The 3 million shares will be subject to restrictions on their transferability through the third anniversary of their issuance and, during such restriction period, such shares are required to be voted in the same proportion as all other shares of our common stock are voted.

We believe that the issuance of the 3 million shares of our common stock to SIML is exempt from the registration requirements of the Securities Act by reason of the exemption from registration available under Section 4(2) of the Securities Act due to the fact that the issuance of such shares was conducted in a transaction not involving any public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2010	Clenergen Corporation

	By:	/s/ Mark L.M. Quinn
Mark L.M. Quinn
Chairman of the Board of Directors